S&P 500 GEARED FUND INC.

FILE # 811- 21611

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
11/06/2006	Celgene	2,300 shares ($118,680)	20,000,000 shares	JP MORGAN SECURITIES